Exhibit 99.1

Syntec Optics Holdings, Inc. Received Nasdaq Delinquency Notice: Late Filings and Request for Plan to Regain Compliance

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Syntec Optics Holdings, Inc.

September 4, 2025, 20:15 GMT

ROCHESTER, NY, UNITED STATES, September 4, 2025 / -- Syntec Optics Holdings, Inc. (“Syntec Optics” or the “Company”), a leading provider of mission-critical products to advanced technology defense, biomedical, and communications equipment manufacturers, announced today it received an additional delinquency notification letter from the Nasdaq Listing Qualifications (“Nasdaq”) notifying the Company that because it has not filed Company’s Form 10-Q for the period ended June 30, 2025 and it remains delinquent in filing its Form 10-K for the period ended December 31, 2024 and its Form 10-Q for the period ended March 31, 2025, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1).

Previously, Nasdaq had granted the Company an exception until August 20, 2025, to file its delinquent Form 10-K for the year ended December 31, 2024 (the “Initial Delinquent Filing”), and its delinquent Form 10-Q for the period ended March 31, 2025 (the “March 10-Q”). An additional exception will be allowed to enable the Company to regain compliance with all delinquent filings, but only for a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or October 13, 2025.

The Company is submitting to Nasdaq an updated plan by September 5, 2025, to regain compliance with the filing requirement within the specified period. The update will be as definitive as possible, including plans to file the Initial Delinquent Filing and the two 10-Qs, and detailing the progress the Company has made. An audit committee meeting was held on September 4, 2025. The auditors presented the 10-K audit results and communication. As a result, the audit committee approved the filing of the 10-K. A similar audit committee meeting has been scheduled for September 11, 2025, for the audit results and communication for the two 10-Qs. The company is targeting the filing of the 10-K and the two 10-Qs together on September 15, 2025, to regain compliance.

About Syntec Optics

Syntec Optics Holdings, Inc. (Nasdaq: OPTX), headquartered in Rochester, NY, is one of the largest custom and diverse end-market optics and photonics manufacturers in the United States. Operating for over two decades, Syntec Optics runs a state-of-the-art facility with extensive core capabilities of various optics manufacturing processes, both horizontally and vertically integrated, to provide a competitive advantage for mission-critical OEMs. As more products become light-enabled, Syntec Optics continues to add more product lines, including recent Low Earth Orbit (LEO) satellite optics for communication, lightweight night vision goggle optics for defense, biomedical optics for defense, and data center optics for Artificial Intelligence. To learn more, visit www.syntecoptics.com.

For further information, please contact:

Investor Relations

Syntec Optics Holdings, Inc.

InvestorRelations@syntecoptics.com